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Exhibit (b)(3)

        $2,250,000,000

CREDIT AGREEMENT

Dated as of June 19, 2006

Among

TRIBUNE COMPANY

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITICORP NORTH AMERICA, INC.

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Syndication Agent

JPMORGAN CHASE BANK, N.A.

as Documentation Agent

and

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

i

Schedules
Schedule I	—	Commitments; List of Applicable Lending Offices
Schedule 2.01(b)	—	Existing Letters of Credit
Schedule 2.04(a)	—	Fiscal Quarters
Schedule 3.02(b)	—	Terminated Indebtedness
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(c)	—	Existing Debt
Schedule 5.02(d)	—	Existing Agreements
Exhibits
Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Term Note
Exhibit A-3	—	Form of Swing Line Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D-1	—	Form of Opinion of Counsel for the Borrower
Exhibit D-2	—	Form of Opinion of General Counsel for the Borrower
Exhibit E	—	Form of Solvency Certificate

ii

CREDIT AGREEMENT

Dated as of June 19, 2006

TRIBUNE COMPANY, a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") and issuers of letters of credit ("Initial Issuing Banks") listed on Schedule I hereto and CITICORP NORTH AMERICA, INC. ("CNAI"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.01.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Advance" means a Revolving Credit Advance, a Term Advance or a Swing Line Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

        "Agent" has the meaning specified in the preamble.

        "Agent's Account" means the account of the Agent maintained by the Agent at Citibank, N.A. at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications.

        "Agreement" means this Credit Agreement.

        "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

        "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P / Moody's	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 A3 / A- or better	0.000%	0.350%
Level 2 Baa1 / BBB+	0.000%	0.450%
Level 3 Baa2 / BBB	0.000%	0.550%
Level 4 Baa3 / BBB-	0.000%	0.750%
Level 5 Ba1 / BB+	0.000%	0.875%
Level 6 below Ba1 / BB+	0.250%	1.250%

        "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P / Moody's	Applicable Percentage
Level 1 A3 / A- or better	0.070%
Level 2 Baa1 / BBB+	0.080%
Level 3 Baa2 / BBB	0.100%
Level 4 Baa3 / BBB-	0.150%
Level 5 Bal / BB+	0.200%
Level 6 below Ba1 / BB+	0.250%

        "Appropriate Lender" means, at any time, with respect to either of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of "Eligible Assignee"), and accepted by the Agent and, if applicable, the Borrower, in substantially the form of Exhibit C hereto or any other form approved by the Agent.

        "Assuming Lender" has the meaning specified in Section 2.18(d).

        "Assumption Agreement" has the meaning specified in Section 2.18(d)(ii).

        "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), which maximum amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all automatic increases, if any, under the terms of such Letter of Credit, whether or not such maximum stated amount is in effect at such time.

        "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a)   the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate; and

          (b)   1/2 of one percent per annum above the Federal Funds Rate.

        "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(i).

        "Borrower" has the meaning specified in the preamble.

        "Borrower Information" has the meaning specified in Section 8.08.

        "Borrower's Account" means the account of the Borrower specified by the Borrower to the Agent from time to time in writing.

        "Borrowing" means a Revolving Credit Borrowing, a Term Borrowing or a Swing Line Borrowing.

        "Bridge Credit Agreement" means the Bridge Credit Agreement, dated as of June 19, 2006, among the Borrower, the lenders party thereto and the Agent.

        "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

        "Change in Control" means (i) any Person or group of Persons (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) shall become the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 40% or more of the Voting Stock of the Borrower (or other securities convertible into such Voting Stock) on a fully diluted basis or shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

        "CNAI" has the meaning specified in the preamble.

        "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

        "Commitment" means a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment or a Swing Line Commitment.

        "Commitment Date" has the meaning specified in Section 2.18(b).

        "Commitment Increase" has the meaning specified in Section 2.18(a).

        "Communications" has the meaning specified in Section 8.02(b).

        "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

        "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

        "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person's business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases and under synthetic, off-balance sheet or tax retention leases (excluding, however, operating leases), (e) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, standby letters of credit or similar extensions of credit, (f) all net payment obligations of such Person in respect of Hedge Agreements, (g) all payment obligations outstanding to Persons that are not Affiliates of the Borrower in connection with a receivables securitization program, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, "Guaranteed Debt") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss in respect of such Guaranteed Debt, (3) to supply funds to or in any other manner invest funds in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Guaranteed Debt, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that, if such Person has not assumed or otherwise become liable in respect of such Debt, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Debt and (ii) fair market value of the property subject to such Lien at the time of determination.

        "Debt for Borrowed Money" means, as of any date of determination and without duplication, all items that, in accordance with GAAP, would be classified as debt on the Borrower's Consolidated balance sheet; provided that Debt for Borrowed Money shall exclude, to the extent otherwise included the preceding clause, (i) accounts payable and accrued liabilities in the ordinary course of business of the Borrower and its Subsidiaries, (ii) to the extent constituting an "effective" hedge in accordance with GAAP, prepaid variable forward derivative instruments and prepaid variable forward contract obligations, (iii) notes, bills and checks presented in the ordinary course of business by the Borrower or any of its Subsidiaries to banks for collection or deposit, (iv) all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries, and (v) Debt of the type otherwise permitted under clauses (viii) or (xi) of Section 5.02(c); provided, further, that, with respect to Hedge Agreements, Debt for Borrowed Money shall include only net payment obligations of such Person in respect of Hedge Agreements; and provided, further, that Debt for Borrowed Money shall include, without duplication, whether or not reflected as debt on the Borrower's Consolidated balance sheet, all payment obligations outstanding to Persons that are not Affiliates of the Borrower in connection with a receivables securitization program.

        "Default" means any Event of Default or any event that, unless cured or waived, would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        "Default Interest" has the meaning specified in Section 2.07(b).

        "Defaulted Advance" means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time.

        "Defaulting Lender" means, at any time, any Lender that, at such time, owes a Defaulted Advance.

        "Dollars" and the "$" sign each means lawful currency of the United States of America.

        "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "EBITDA" means, for any period, and with respect to the Borrower and its Subsidiaries, Consolidated net income (or net loss) of the Borrower and its Subsidiaries, exclusive of, without duplication, (x) the income or loss resulting from extraordinary items for such period, and all losses or gains resulting from non-cash, non-operating items, (y) the income of any Person accounted for by the Borrower or any of its Subsidiaries on the equity method for such period, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any Subsidiary of the Borrower and (z) non-cash, one-time charges and, whether or not recurring, non-cash compensation charges during such period, plus the sum of (a) Consolidated interest expense of the Borrower and its Subsidiaries for such period, (b) Consolidated income tax expense of the Borrower and its Subsidiaries for such period, (c) depreciation expense of the Borrower and its Subsidiaries for such period, (d) amortization expense of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP for such period, and (e) one-time transaction fees and costs associated with the Stock Repurchase, the Refinancing and the other transactions contemplated herein.

        "Effective Date" has the meaning specified in Section 3.01.

        "Eligible Assignee" means (i) a Lender, (ii) an Affiliate of a Lender, and (iii) any other bank or financial institution approved by the Agent, each Issuing Bank (in the case of any assignment of Revolving Credit Commitments) and the Borrower; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

        "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

        "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

        "Equity Interests" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

        "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subclause (1) of Section 4043(b) of ERISA (without regard to subclause (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

        "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(a)(ii).

        "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

        "Events of Default" has the meaning specified in Section 6.01.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exemption Certificate" is defined in clause (e) of Section 2.14.

        "Facility" means the Revolving Credit Facility, the Letter of Credit Facility, the Term Facility or the Swing Line Facility.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "GAAP" has the meaning specified in Section 1.03.

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guaranteed Debt" has the meaning specified in the definition of "Debt".

        "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

        "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

        "Immaterial Subsidiary" means, at any time of determination, any Subsidiary of the Borrower that (i) has total annual revenues of less than $10,000,000 for the immediately preceding period of 12 consecutive fiscal months and (ii) does not have any Debt in respect of which the Borrower or any Subsidiary of the Borrower shall have any Guaranteed Debt or granted or permitted to exist any Lien on any of the Borrower's or any of its wholly-owned Subsidiaries' assets.

        "Increase Date" has the meaning specified in Section 2.18(a).

        "Increasing Lender" has the meaning specified in Section 2.18(b).

        "Incremental Revolving Credit Facility" has the meaning specified in Section 2.18(a).

        "Incremental Term Facility" has the meaning specified in Section 2.18(a).

        "Incremental Facility" means an Incremental Revolving Credit Facility or an Incremental Term Facility, as applicable.

        "Indemnified Party" has the meaning specified in Section 8.04(b).

        "Information Memorandum" means the information memorandum dated June 6, 2006 used by the Agent in connection with the syndication of the Commitments.

        "Initial GAAP" has the meaning specified in Section 1.03.

        "Initial Issuing Banks" has the meaning specified in the preamble.

        "Initial Lenders" has the meaning specified in the preamble.

        "Intellectual Property" has the meaning specified in Section 4.01(h).

        "Interest Coverage Ratio" means, for the period of four fiscal quarters most recently ended, a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for such period to Consolidated Interest Expense of the Borrower and its Subsidiaries during such period.

        "Interest Expense" means, for any period, for any Person, interest expense (including equipment financing interest) for such period, determined in accordance with GAAP; provided that the amortization of original issue discount, the amortization of deferred financing, legal and accounting costs, any interest expense on deferred compensation arrangements and non-cash interest expense related to PHONES shall be excluded from the calculation of "Interest Expense" to the extent the same would have otherwise been included therein.

        "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

          (a)   the Borrower may not select any Interest Period for (i) any Revolving Credit Borrowing that ends after the Revolving Credit Commitment Termination Date or (ii) for any Borrowing that ends after the Maturity Date.

          (b)   Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

          (c)   the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

          (d)   whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (e)   whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

        "Issuance" with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

        "Issuing Bank" means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Revolving Credit Lender (or any of its Affiliates) so long as such Eligible Assignee or other Revolving Credit Lender (or such Affiliate) expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial

Issuing Bank, Eligible Assignee or other Revolving Credit Lender (or such Affiliate), as the case may be, shall have a Letter of Credit Commitment.

        "L/C Cash Deposit Account" means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.

        "L/C Related Documents" has the meaning specified in Section 2.06(b)(i).

        "Lead Arrangers" means each of Citigroup Global Markets Inc., Merrill Lynch and J.P. Morgan Securities Inc.

        "Lenders" means, at any time, each Revolving Credit Lender, each Term Lender, each Issuing Bank, the Swing Line Lender and, without duplication, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each other Person that shall become a party hereto pursuant to Section 8.07.

        "Letter of Credit" has the meaning specified in Section 2.01(b).

        "Letter of Credit Agreement" has the meaning specified in Section 2.03(a).

        "Letter of Credit Commitment" means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank's "Letter of Credit Commitment", in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

        "Letter of Credit Facility" means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Unused Revolving Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

        "Leverage Ratio" means, for any date, a ratio of Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries on such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended; provided that, solely for purposes of this definition, in the event that, after the Effective Date, the Borrower or any Subsidiary has acquired or disposed of any properties, assets or businesses outside of the ordinary course during any such period of four fiscal quarters, Consolidated EBITDA for such period shall be calculated giving pro forma effect to such acquisition or disposition as if such acquisition or disposition, as the case may be, occurred on the first day of the first fiscal quarter of such period.

        "Lien" means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intending to have the effect of a lien or security interest, including, without limitation, (x) any lien or retained security title of a conditional vendor, (y) any easement, right of way or other encumbrance on title to real property and (z) any assignment of income or proceeds intended to secure Debt for Borrowed Money.

        "Material Adverse Change" means any event that has had or could reasonably be expected to have a Material Adverse Effect.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

        "Material Contract" has the meaning provided in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act of 1933, as amended.

        "Maturity Date" means June 20, 2011.

        "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

        "Non-Excluded Taxes" means any Taxes other than (i) net income and franchise taxes imposed with respect to the Agent or any Lender by the Governmental Authority under the laws of which the Agent or such Lender, as applicable, is organized or in which it maintains its applicable lending office and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.

        "Non-U.S. Lender" means any Lender that is not a "United States Person", as defined under section 7701(a)(30) of the Code.

        "Note" means a Revolving Credit Note, a Term Note or a Swing Line Note.

        "Notice" has the meaning specified in Section 8.02(c).

        "Notice of Borrowing" has the meaning specified in Section 2.02(a).

        "Notice of Issuance" has the meaning specified in Section 2.03(a).

        "Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment being or being required to be made hereunder or under any Note or from the execution, delivery, registration, recording or enforcement of this Agreement or any Note.

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

        "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

        "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for unpaid utilities and for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as warehouseman's, landlord's, materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation, unemployment insurance and other social security or employment laws or similar legislation or to secure public, statutory or regulatory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights of way covenants, zoning, use restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(e) or securing appeal or other surety bonds related to such judgments; (g) any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be; and (h) Liens in favor of payor financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary of the Borrower on deposit with or in possession of such financial institution.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

        "PHONES" means the Exchangeable Subordinated Debentures of the Borrower due 2029 and outstanding as of the date hereof.

        "Plan" means a Single Employer Plan or a Multiple Employer Plan.

        "Platform" has the meaning specified in Section 8.02(b).

        "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither of S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be; provided that if neither S&P nor Moody's shall continue to be in the business of issuing Public Debt Ratings, the Applicable Margin and the Applicable Percentage shall be the most recently available Public Debt Rating available from the last such rating agency to issue such a Public Debt Rating, and the Agent, the Lenders and the Borrower shall negotiate in good faith to amend the definition of "Public Debt Rating" to identify a substitute rating agency or other mutually agreeable basis for determining the Applicable Margin and the Applicable Percentage and to otherwise preserve the original intent thereof in light of such change (subject to the approval of the Borrower and the Required Lenders); (c) if each of S&P and Moody's shall have in effect a Public Debt Rating and such ratings are at different levels, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher rating unless there is a split in such ratings of more than one level, in which case the level that is one level lower than the level of the higher such rating shall apply; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis or system on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

        "Ratable Share" of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount multiplied by a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

        "Ratably" has the meaning specified in Section 7.05(a).

        "Reference Banks" means Citibank, N.A. and JPMorgan Chase Bank, N.A.

        "Refinancing" means the refinancing of certain of the Borrower's existing indebtedness.

        "Refunded Swing Line Advances" has the meaning specified in Section 2.02(b).

        "Register" has the meaning specified in Section 8.07(d).

        "Required Lenders" means at any time Lenders owed or holding at least a majority of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate amount of participations in undrawn Letters of Credit, (c) the aggregate Unused Revolving Credit Commitments at such time and (d) the aggregate unused Term Commitments at such time.

        "Required Revolving Credit Lenders" means at any time Revolving Credit Lenders owed or holding at least a majority of the aggregate principal amount of the Revolving Credit Advances outstanding at such time or, if no Revolving Credit Advances are then outstanding, Revolving Credit Lenders holding at least a majority in interest of the Revolving Credit Commitments at such time.

        "Revolving Credit Advance" has the meaning specified in Section 2.01(a).

        "Revolving Credit Borrowing" means a borrowing (other than a Conversion) consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders.

        "Revolving Credit Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof as such Lender's "Revolving Credit Commitment", (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

        "Revolving Credit Commitment Termination Date" means the earlier of (a) June 20, 2011 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.

        "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments.

        "Revolving Credit Lender" means any Lender that has a Revolving Credit Commitment.

        "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

        "Schedule TO" has the meaning specified in clause (iv) of the definition of "SEC Reports".

        "SEC Reports" means (i) the Annual Report of the Borrower on form 10-K for the year ended December 25, 2005 filed with the Securities and Exchange Commission, (ii) the Borrower's Quarterly Report on Form 10-Q for the quarter ended March 26, 2006 filed with the Securities and Exchange Commission, (iii) the Borrower's current Reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof (but subsequent to filing of the SEC Report described in clause (ii) above) and (iv) the Borrower's Schedule TO filed on May 30, 2006 with the Securities and Exchange Commission, as amended (the "Schedule TO").

        "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

        "6 7/8% Notes" means the $250,000,000 Tribune Company 6 7/8% Notes due on the 6 7/8% Notes Maturity Date.

        "6 7/8% Notes Maturity Date" means November 1, 2006.

        "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Stock Repurchase" means the repurchase of certain shares of the Borrower's capital stock by the Borrower as provided in the Schedule TO.

        "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate or other business entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate or other business entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "Swing Line Advance" has the meaning specified in Section 2.01(d).

        "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Lender.

        "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Advances pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.

        "Swing Line Lender" means CNAI, in its capacity as the lender of Swing Line Advances.

        "Swing Line Note" means a promissory note of the Borrower payable to the order of the Swing Line Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Swing Line Advances made by such Lender.

        "Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

        "Term Advance" has the meaning specified in Section 2.01(c).

        "Term Borrowing" means a borrowing (other than a Conversion) consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

        "Term Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on Schedule I hereto as such Lender's "Term Commitment" or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Term Commitment", as such amount may be reduced pursuant to Section 2.05.

        "Term Facility" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

        "Term Lender" means any Lender that has a Term Commitment.

        "Term Note" means a promissory note of the Borrower payable to the order of any Term Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender.

        "Trust Indenture Act" has the meaning specified in Section 7.03.

        "Type" means a Base Rate Advance or a Eurodollar Rate Advance.

        "Unissued Letter of Credit Commitment" means, with respect to any Issuing Bank at any time, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment at such time over (b) the aggregate Available Amount of all Letters of Credit issued and outstanding by such Issuing Bank at such time.

        "Unused Revolving Credit Commitment" means, with respect to each Revolving Credit Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

        "Unused Swing Line Commitment" means, with respect to the Swing Line Bank at any time, the obligation of the Swing Line Bank to make Swing Line Advances for the account of the Borrower or its Subsidiaries in an amount equal to the excess of (a) the amount of its Swing Line Commitment at such time minus (b) the amount of Swing Line Advances made by the Swing Line Bank and outstanding at such time.

        "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        SECTION 1.02.    Computation of Time Periods.    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

        SECTION 1.03.    Accounting Terms.    Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time ("GAAP"); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the financial statements included in the SEC Reports ("Initial GAAP"), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Agent and (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

        SECTION 2.01.    The Advances and Letters of Credit.    (a) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a "Revolving Credit Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Commitment Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount equal to the lesser of (i) the aggregate Unused Revolving Credit Commitments and (ii) $5,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

          (b)    Letters of Credit.    Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Agreement, to issue letters of credit (each, a "Letter of Credit") denominated in Dollars for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Revolving Credit Commitment Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued hereunder by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. Unless otherwise agreed by the applicable Issuing Bank in its sole discretion, no Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Revolving Credit Commitment Termination Date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

          (c)    The Term Advances.    Except as provided in the proviso to this sentence, each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a "Term Advance") to the Borrower on or after the Effective Date in a single Borrowing in an amount not to exceed such Lender's Term Commitment at such time; provided that up to $250,000,000 of the Term Advances may be made to the Borrower on a single Business Day during the period following the initial Term Borrowing date and until and including the 6 7/8% Notes Maturity Date. Any Term Borrowing shall consist of Term Advances made on the same day by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

          (d)    The Swing Line Advances.    The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, a "Swing Line Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Commitment Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Swing Line Commitment. Each Swing Line Borrowing shall be in an aggregate amount equal to the lesser of (i) the aggregate Unused Swing Line Commitments and (ii) $5,000,000 or an integral multiple of $500,000 in excess thereof. All Swing Line Advances shall be made as Base Rate Advances and shall not be entitled to be Converted into Eurodollar Rate Advances. Within the limits of the Swing Line Lender's Swing Line Commitment, the Borrower may borrow under this Section 2.01(d), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(d); provided that the Swing Line Lender shall not be permitted or required to make Swing Line Advances if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Advances would exceed the then existing Unused Swing Line Commitment.

        SECTION 2.02.    Making the Advances.    (a) Except as otherwise provided in Section 2.03(c), each Borrowing (other than Swing Line Borrowings) shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier. Each such notice of such a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) the Facility under which such Borrowing is made, (iv) aggregate amount of such Borrowing, and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly, and in any event on the date of such Borrowing, make such funds available to the Borrower by wire transfer to the Borrower's Account.

          (b)   Each Swing Line Borrowing shall be made on telephonic notice, given not later than (x) 3:00 P.M. (New York City time) on a Business Day (followed (within one Business Day) by the delivery of a confirming Notice of Borrowing). The proceeds of each Swing Line Advance shall be made available by the Swing Line Lender to the Borrower promptly, and in any event on the date of such Borrowing, by wire transfer to the Borrower's Account. Upon the making of each Swing Line Advance, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Credit Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased a participation interest (equal to its Ratable Share) in such Swing Line Advance, and such Revolving Credit Lender shall, to the extent of its Unused Revolving Credit Commitment, be responsible for reimbursing within one Business Day the Swing Line Lender for Swing Line Advances which have not been timely repaid to the Swing Line Lender by the Borrower in accordance with the terms of this Agreement. If (i) any Swing Line Advance shall be outstanding for more than five Business Days, (ii) any Swing Line Advance is or will be outstanding on a date when the Borrower requests that a Revolving Credit Advance be made, or (iii) any Default shall occur and be continuing, then each Revolving Credit Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, to the extent of its Unused Revolving Credit Commitment, make a Revolving Credit Advance (which shall initially be funded as a Base Rate Advance) in an amount equal to such Lender's Revolving Credit Commitment of the aggregate principal amount of all such Swing Line Advances then outstanding. On or before 11:00 a.m. (New York City time) on the first Business Day following receipt by each Revolving Credit Lender of a request to make Revolving Credit Advances as provided in the preceding sentence, each Revolving Credit Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay such outstanding Swing Line Advances (such outstanding Swing Line Advances so repaid are hereinafter referred to as the "Refunded Swing Line Advances"). At the time the Revolving Credit Lenders make the above referenced Revolving Credit Advances, the Swing Line Lender shall be deemed to have simultaneously made a Revolving Credit Advance in an amount equal to its Ratable Share of such outstanding Swing Line Advances (immediately prior to the making of such Refunded Swing Line Advances). Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Credit Advances pursuant to this clause (b), the amount so funded shall become an outstanding Revolving Credit Advance and shall no longer be owed as a Swing Line Advance. All interest payable with respect to any Revolving Credit Advances made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause (b) shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Advances in respect of which such Revolving Credit Advances were made. Each Revolving Credit Lender's obligation to make the Revolving Credit Advances referred to in this clause (b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) the acceleration or maturity of any Advances or other obligations of the Borrower hereunder or the termination of any Commitment after the making of any Swing Line Advance; (v) any breach of this Agreement or any Note by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          (c)   Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss (but excluding lost profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (d)   Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with clauses (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent promptly following demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Lender for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

          (e)   The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        SECTION 2.03.    Issuance of and Drawings and Reimbursement Under Letters of Credit.    (a)  Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a "Notice of Issuance") shall be by telecopier or telephone, confirmed promptly in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit and such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with, or shall otherwise include representations, warranties, covenants or defaults more restrictive than those set forth in, this Agreement, the provisions of this Agreement shall govern and such provisions in the Letter of Credit Agreement shall be of no force or effect.

          (b)    Participations.    By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Ratable Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement; provided that, with respect to any Letter of Credit that has an expiration date after the date that is later than 10 Business Days prior to the Revolving Credit Commitment Termination Date, the participation of each Lender shall terminate on such Revolving Credit Commitment Termination Date.

          (c)    Drawing and Reimbursement.    The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance to the Borrower, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such Advance would exceed such Issuing Bank's Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Revolving Credit Lender shall pay to the Agent such Lender's Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

          (d)    Letter of Credit Reports.    Each Issuing Bank shall furnish (A) to the Agent and each Revolving Credit Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Revolving Credit Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

          (e)    Failure to Make Advances.    The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

        SECTION 2.04.    Fees.    (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender and each Term Lender, for the period (including any portion thereof when any of the Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article III) commencing on (i) in the case of each Initial Lender, from (and including) June 26, 2006 and (ii) in the case of each other Lender, from (and including) the effective date specified in the Assignment and Acceptance pursuant to which such other Lender became a Lender and continuing through (x) in the case of the Revolving Credit Lenders, the Revolving Credit Termination Date and (y) in the case of the Term Lenders, the earlier of (A) the date when the aggregate amount of all Term Advances is made equal to the aggregate amount of all Term Commitments and (B) the date on which all unused Term Commitments are terminated (or deemed terminated), a commitment fee equal to the Applicable Percentage in effect from time to time on the aggregate amount of each Lender's unused Commitment, payable in arrears. All commitment fees payable pursuant to this Section shall be calculated on the basis of a year comprised of 360 days and payable by the Borrower in arrears on the date of the initial Borrowing hereunder and, thereafter, quarterly on the last day of each fiscal quarter of the Borrower ending on or about the last day of each March, June, September and December as set forth on Schedule 2.04(a) hereof and with respect to any facility, the date on which all unused Commitments with respect to such facility, as applicable, are terminated (or deemed terminated). The making of Swing Line Advances shall not constitute usage of the Revolving Credit Commitment with respect to the calculation of commitment fees to be paid by the Borrower under this clause (a).

          (b)    Letter of Credit Fees.    (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2006, and on the Revolving Credit Commitment Termination Date. (ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

          (c)    Agent's Fees; Lead Arrangers' Fees.    The Borrower shall pay to (i) the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent and (ii) the Lead Arrangers for their respective own accounts such fees as agreed to between the Borrower and each such Lead Arranger.

        SECTION 2.05.    Termination or Reduction of the Commitments.    (a) Optional.    The Borrower shall have the right, upon at least three Business Days' notice to the Agent, without premium or penalty to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments and the Unissued Letter of Credit Commitments, or the unused Term Commitments of the Lenders; provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.

          (b)    Mandatory.    To the extent not used in full at the time of the initial Term Borrowing (as provided in Section 2.01(c)) any unused portion of the Term Commitments shall terminate at 5:00 P.M. (New York City time) on the 6 7/8% Notes Maturity Date.

        SECTION 2.06.    Repayment of Advances and Letter of Credit Drawings.    (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Commitment Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

          (b)    Letter of Credit Drawings.    The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank or any Lender of any draft or the reimbursement by the Borrower thereof):

              (i)  any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

             (ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (iii)  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

            (iv)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

             (v)  payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

            (vi)  any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

           (vii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

          (c)    Term Advances.    On the Maturity Date, the Borrower shall repay to the Agent for the ratable account of the Term Lenders the aggregate principal amount of the Term Advances then outstanding.

          (d)    Swing Line Advances.    The Borrower shall repay to the Swing Line Lender for the ratable account of the Swing Line Lenders on the Revolving Credit Commitment Termination Date the aggregate principal amount of the Swing Line Advances then outstanding.

        SECTION 2.07.    Interest on Advances.    (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i)    Base Rate Advances.    During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each fiscal quarter of the Borrower ending on or about the last day of each March, June, September and December as set forth on Schedule 2.04(a) hereof and on the date such Base Rate Advance shall be Converted or paid in full.

            (ii)    Eurodollar Rate Advances.    During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b)    Default Interest.    Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on (i) the overdue principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and promptly following demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

        SECTION 2.08.    Interest Rate Determination.    (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

          (b)   If, with respect to any Eurodollar Rate Advances under any Facility, the Lenders owed at least a majority of the aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each Eurodollar Rate Advance under that Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances under that Facility into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

          (c)   If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (d)   On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (e)   Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          (f)    If Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

              (i)  the Agent shall forthwith notify the Borrower and the Appropriate Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

             (ii)  each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii)  the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

        SECTION 2.09.    Optional Conversion of Advances.    The Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 p.m. (New York City time) on the (x) third Business Day prior to the date of the proposed Conversion of Advances from Base Rate Advances to Eurodollar Rate Advances and (y) the first Business Day prior to the date of the proposed Conversion of Advances from Eurodollar Rate Advances to Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that the Borrower shall pay any amounts owing pursuant to Section 8.04(c) in connection with any Conversion of Eurodollar Rate Advances into Base Rate Advances, and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01(a). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

        SECTION 2.10.    Prepayments of Advances.    (a) Optional. The Borrower may, without premium or penalty, upon notice at least three Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders for any additional amounts in respect thereof pursuant to Section 8.04(c).

          (b)    Mandatory.    (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of the aggregate principal amount of all Revolving Credit Advances (including Advances to be made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(a)) plus the aggregate Available Amount of all Letters of Credit then outstanding plus the aggregate principal amount of all Swing Line Advances exceeds 100% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date. Each prepayment made pursuant to this clause (b)(i) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c).

             (ii)  The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

        SECTION 2.11.    Increased Costs.    (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the later of the Effective Date or the date a Lender shall become a Lender hereunder, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the later of the Effective Date or the date a Lender shall become a Lender hereunder, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Taxes or Other Taxes and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that the Borrower's obligations under this Section 2.11(a) shall be limited to amounts accruing not more than 90 days prior to the invoice thereof by such Lender (such time period to be extended as necessary to take into account any retroactive application of a change in law giving rise to such obligations); provided, further, that each Lender claiming additional amounts under this Section 2.11(a) agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b)   If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) that becomes effective after the later of the Effective Date or the date a Lender shall become a Lender hereunder, or any change in any such existing law, regulation, guideline or request occurring after the later of the Effective Date or the date a Lender shall become a Lender hereunder affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, promptly following demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided that the Borrower's obligations under this Section 2.11(b) shall be limited to amounts accruing not more than 90 days prior to the invoice thereof by such Lender (such time period to be extended as necessary to take into account any retroactive application of a change in law giving rise to such obligations); and provided, further, that each Lender claiming additional amounts under this Section 2.11(b) agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

        SECTION 2.12.    Illegality.    Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation occurring after the later of the Effective Date or the date a Lender shall become a Lender hereunder makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance under the applicable Facility will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use commercially reasonable efforts (in its own judgment, consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

        SECTION 2.13.    Payments and Computations.    (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions fees ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 8.04(c) or (d)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b)   The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c)   All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d)   Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e)   Unless the Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

        SECTION 2.14.    Taxes.    (a) Any and all payments by the Borrower under this Agreement and each Note shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such Taxes are imposed by law. In the event that any Taxes are imposed and required by law to be deducted or withheld from any payment required to be made by the Borrower to or on behalf of the Agent or any Lender hereunder then:

              (i)  subject to clause (f) below, if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein; and

             (ii)  the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a) (i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

          (b)   In addition, the Borrower shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

          (c)   As promptly as practicable after the payment of any Taxes or Other Taxes, the Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Lender upon request therefor.

          (d)   Subject to clause (f), the Borrower shall indemnify the Agent and each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Agent or such Lender (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Agent or any Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that neither the Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Agent and each Lender for any incremental Non-Excluded Taxes and Other Taxes that may become payable by the Agent or any Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Agent or any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Agent or such Lender, as the case may be, makes written demand therefor. The Borrower acknowledges that any payment made to the Agent or any Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

          (e)   Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Agent either

              (i)  two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

             (ii)  in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "Exemption Certificate") and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

          (f)    The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender becomes a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender's lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to a Lender that becomes a Lender as a result of an assignment made at the request of the Borrower.

        SECTION 2.15.    Sharing of Payments, Etc.    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c) or (d)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the obligations under this Agreement shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with the other Appropriate Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        SECTION 2.16.    Evidence of Debt.    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender the applicable Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment, the Term Commitment or the Swing Line Commitment, as the case may be, of such Lender.

          (b)   The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

          (c)   Entries made in good faith by the Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

        SECTION 2.17.    Use of Proceeds.    The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) as follows:

          (a)   Term Advances will be available solely to finance a portion of the Stock Repurchase and the Refinancing and in each case to pay fees and expenses related thereto; provided that Term Advances made after the initial Term Borrowing pursuant to Section 2.01(c) will be available solely to refinance the 6 7/8% Notes and to pay fees and expenses related thereto.

          (b)   Revolving Credit Advances will be available solely for working capital and general corporate purposes of the Borrower, including, without limitation, acquisitions.

        SECTION 2.18.    Incremental Facilities.    (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Revolving Credit Commitment Termination Date by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased (each such facility increase being an "Incremental Revolving Credit Facility") or request an increase in the Term Facility (each such facility increase being an "Incremental Term Facility") in each case by an amount of $25,000,000 or an integral multiple thereof to be effective as of a date that is at least 60 days prior to the scheduled Revolving Credit Commitment Termination Date then in effect in the case of an Incremental Revolving Credit Facility or the Stated Maturity Date then in effect in the case of an Incremental Term Facility (such date for each such Incremental Facility, the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of any Incremental Facility at any time exceed $500,000,000 and (ii) on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied. Notwithstanding any other provision of this Agreement (including, without limitation, Section 8.01), this Agreement may be amended by the Agent and the Borrower, if necessary, to provide for terms applicable to each Incremental Facility consistent with the terms hereof.

          (b)   The Agent shall promptly notify Lenders and, to the extent selected by the Agent in consultation with the Borrower, one or more Eligible Assignees (each an "Invited Lender") of a request by the Borrower for Incremental Facility, which notice shall include (i) the proposed amount of such requested Incremental Facility, (ii) the proposed Increase Date and (iii) the date by which Invited Lenders wishing to participate in the Incremental Facility must commit to an increase in the amount of their respective Commitments or to fund such Incremental Term Facility (the "Commitment Date"). Each Invited Lender that is willing to participate in such requested Incremental Facility (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its applicable Commitment or participate in such Incremental Term Facility. If the Increasing Lenders notify the Agent that they are willing to participate in an Incremental Facility by an aggregate amount that exceeds the amount of the requested Incremental Facility, the requested Incremental Facility shall be allocated among the Increasing Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent. Promptly following each Commitment Date, the Agent shall notify the

  Borrower as to the amount, if any, by which the Increasing Lenders are willing to participate in an Incremental Facility.

          (c)   On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Facility in accordance with Section 2.18(b) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitments of each Increasing Lender for such Incremental Facility shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

              (i)  (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the entering into the applicable Incremental Facility (and the amount to be borrowed hereunder after giving effect to any Incremental Facility) and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D-2 hereto;

             (ii)  an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Agent (each an "Assumption Agreement"), duly executed by such Assuming Lender, the Agent and the Borrower; and

            (iii)  confirmation from each Increasing Lender of the amount of its participation in such Incremental Facility in a writing reasonably satisfactory to the Borrower and the Agent.

        On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Incremental Facility to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

        SECTION 3.01.    Conditions Precedent to Effectiveness of Section 2.01.    Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

          (a)   Except as disclosed to the Lenders prior to the date hereof (including, without limitation, pursuant to the Borrower's SEC Reports), since December 25, 2005 there shall have occurred no Material Adverse Change.

          (b)   There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

          (c)   The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

          (d)   On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

              (i)  The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date,

             (ii)  No event has occurred and is continuing that constitutes a Default or Event of Default, and

            (iii)  All governmental and third party consents and approvals necessary in connection with the Borrower's execution and delivery of this Agreement shall have been obtained and remain in effect, and no law or regulation is applicable in the reasonable judgment of the Agent that restrains, prevents or imposes materially adverse conditions upon the Borrower's execution and delivery of this Agreement.

          (e)   The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Notes):

              (i)  Copies of the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 25, 2005 and the related audited Consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 25, 2005, accompanied by an opinion of Pricewaterhouse Coopers LLP, independent public accountants;

             (ii)  Copies of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 26, 2006 and the related Consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended March 26, 2006;

            (iii)  Copies of the unaudited pro forma condensed Consolidated balance sheet of the Borrower and its Subsidiaries as of March 26, 2006, and the related unaudited pro forma combined statements of operations of the Borrower and its Subsidiaries for the year then ended, after giving effect to the execution and delivery of this Agreement, the making of the Advances hereunder and the use of the proceeds thereof as contemplated hereunder (including to consummate the Stock Repurchase and the Refinancing), all in accordance with GAAP as in effect on the date of preparation thereof;

            (iv)  Copies of reasonably detailed pro forma Consolidated financial projections prepared by or on behalf of the Borrower for the Borrower and its Subsidiaries, taken as a whole, for the five-fiscal year period after the Effective Date that are not different in a materially adverse manner as compared with those made available to the Lead Arrangers prior to the Effective Date;

             (v)  Certified copies of the resolutions of the Board of Directors of the Borrower authorizing this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes;

            (vi)  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;

           (vii)  Favorable opinion of Sidley Austin LLP, counsel for the Borrower, and Crane H. Kenney, General Counsel of the Borrower, substantially in the form of Exhibits D-1 and D-2 hereto, respectively;

          (viii)  A favorable opinion of Mayer, Brown, Rowe & Maw LLP, counsel for the Agent, addressed to the Agent and in form and substance satisfactory to the Agent; and

            (ix)  A solvency certificate duly executed and delivered by the chief financial or accounting officer of the Borrower authorized to sign such certificate, dated as of the Effective Date, substantially in the form of Exhibit E hereto.

        SECTION 3.02.    Conditions Precedent to Initial Borrowing.    The obligation of each Lender to make an Advance on the occasion of the initial Borrowing shall be subject to the occurrence of the Effective Date and the satisfaction of the following conditions precedent:

          (a)   The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

              (i)  the representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

             (ii)  no event has occurred and is continuing, or would result from such Borrowing, or from the application of the proceeds therefrom, that would result in a Default or Event of Default;

          (b)   The Agent shall have received a "payoff" letter or letters or other documentation reasonably satisfactory to the Agent with respect to existing indebtedness set forth on Schedule 3.02(b) (it being understood that the Borrower's existing letters of credit shall be permitted to remain outstanding);

          (c)   The Agent shall have received the Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16;

          (d)   The Agent shall be satisfied that all Advances comply with Federal Reserve System Board Regulations T, U and X, and the Borrower shall have delivered to the Agent a properly completed Federal Reserve Form U-1 for each Lender with respect to the Advances;

          (e)   The Borrower shall have paid (i) all accrued, out of pocket fees and expenses of the Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby (including the accrued reasonable fees and expenses of Mayer, Brown, Rowe & Maw LLP) and (ii) all fees due to the Lead Arrangers pursuant to the Amended and Restated Fee Letter, dated as of June 6, 2006, among the Lead Arrangers and the Borrower, in each case to the extent an invoice shall have been presented to the Borrower with respect thereto; and

          (f)    The Bridge Credit Agreement shall have been duly executed and be in full force and effect.

        SECTION 3.03.    Conditions Precedent to Each Borrowing, Issuance and Commitment Increase.    The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c) and other than any Conversion) on the occasion of each Borrowing after the date of the initial Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such Issuance or the applicable Increase Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase and the acceptance by the Borrower of the proceeds of such Borrowing or Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Issuance or such Increase Date such statements are true):

              (i)  the representations and warranties contained in Section 4.01 (except, in the case of any Borrowing or any Issuance after the date of the initial Borrowing, the representations set forth in the last sentence of clause (e)(i) thereof and in clause (f) thereof) are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, Issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent any such representation or warranty, by its terms, refers to a different specific date other than the date of such Borrowing or issuance or renewal or increase, in which case as of such specific date, and

             (ii)  no event has occurred and is continuing, or would result from such Borrowing, Issuance or such Commitment Increase or from the application of the proceeds therefrom, that would result in a Default.

        SECTION 3.04.    Determinations Under Section 3.01.    For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        SECTION 4.01.    Representations and Warranties of the Borrower.    The Borrower represents and warrants as follows:

          (a)   The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, holds all requisite governmental licenses (including, without limitation, all licenses the Borrower is required to hold or maintain which are issued by the Federal Communications Commission), permits and other approvals required for (i) the ownership and operation of its businesses and assets in the ordinary course and (ii) the due execution, delivery and performance by the Borrower of this Agreement and the Notes.

          (b)   The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the financing transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws, (ii) any law applicable to the Borrower or (iii) any material contractual restriction contained in any Material Contract binding on or affecting the Borrower.

          (c)   Except as have been obtained, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party (provided that, solely with respect to any such third party, such authorization, approval, other action, notice or filing is material to business of the Borrower and its Subsidiaries, taken as a whole) is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

          (d)   This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (e)   (i) The audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 25, 2005 and the related audited Consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 25, 2005, accompanied by an opinion of Pricewaterhouse Coopers LLP, independent public accountants, copies of which have been made available to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP as in effect on the date of preparation thereof. Since December 25, 2005, there has been no Material Adverse Change except for matters disclosed to the Lenders prior to the date hereof (including, without limitation, pursuant to the Borrower's SEC Reports).

             (ii)  The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 26, 2006 and the related Consolidated statements of income, shareholders' equity and cash flows of the

    Borrower and its Subsidiaries for the fiscal quarter ended March 26, 2006, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP as in effect on the date of preparation thereof.

            (iii)  The unaudited pro forma condensed Consolidated balance sheet of the Borrower and its Subsidiaries as of March 26, 2006, and the related unaudited pro forma combined statements of operations of the Borrower and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, after giving effect to the execution and delivery of this Agreement, the making of the initial Advances hereunder and the use of the proceeds thereof as contemplated hereunder (including to consummate the Stock Repurchase and the Refinancing) all in accordance with GAAP as in effect on the date of preparation thereof.

          (f)    Except as set forth in the financial statements referred to in Section 4.01(e) or in the Borrower's SEC Reports, there is no pending or to the knowledge of the Borrower after due inquiry, threatened action, suit, investigation, litigation, proceeding or labor controversy, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the financing transactions contemplated hereby, and no conditions exist at, on or under any property now or previously owned or leased by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Laws and that could reasonably be expected to have a Material Adverse Effect.

          (g)   The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, as in effect from time to time.

          (h)   The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (i)    The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Debt, so long as assets of certain regulated Subsidiaries of the Borrower are not used as collateral to secure such Debt.

          (j)    The Information Memorandum and all other information, exhibits or reports (other than financial projections (such projections being prepared in good faith and based upon assumptions the Borrower believes to have been reasonable at the time made) and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or otherwise made available to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement taken as a whole as of the date furnished or otherwise made available to the Agent or any Lender, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made.

          (k)   The Borrower and its Subsidiaries, taken as a whole, are Solvent.

          (l)    The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          (m)  The Borrower and each of its Subsidiaries is in compliance with all applicable laws, rules, regulations and orders that are material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, including, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect.

          (n)   The Borrower and each of its Subsidiaries maintains insurance with responsible and reputable insurance companies or associations (including affiliated companies) in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties as the Borrower and its Subsidiaries; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices.

ARTICLE V

COVENANTS OF THE BORROWER

        SECTION 5.01.    Affirmative Covenants.    So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

          (a)   Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders that are material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

          (b)   Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any property of the Borrower and its Subsidiaries that would be material to them taken as a whole; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          (c)   Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including affiliated companies) in such amounts and covering such risks, and with such deductibles or, subject to the proviso set forth below, self-insurance retentions, as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices.

          (d)   Conduct of Business; Preservation of Corporate Existence, Etc. Continue to engage in business of the same general type as now conducted by it and preserve and maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to preserve and maintain, (i) its existence and (ii) its rights (charter and statutory) and franchises to the extent material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

          (e)   Visitation Rights. At any reasonable time and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its

  Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided that unless a Default has occurred and is continuing, representatives of the Borrower shall have the opportunity to be present at any meeting with its independent accountants; and provided, further, that unless (x) a Default has occurred and is continuing or (y) the Agent reasonably believes an event has occurred that has a Material Adverse Effect, (i) the Lenders shall coordinate the timing of their inspections and provide reasonable notice thereof, (ii) such inspections shall be limited to once during any calendar year for each Lender and (iii) neither the Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender (other than the Agent) in connection with the exercise of such rights.

          (f)    Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true, complete and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each such Subsidiary and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and maintained in conformity, in all material respects, with GAAP.

          (g)   Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (h)   Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided that, notwithstanding the foregoing, (i) any Affiliate who is an individual may serve as director, officer, employee or consultant of the Borrower or any of its Subsidiaries and may receive reasonable compensation and indemnification for his or her services in such capacity, (ii) the Borrower or any of its Subsidiaries may enter into nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property with the Borrower or any of its Subsidiaries and (iii) any transaction between or among the Borrower and its Subsidiaries that is otherwise expressly permitted under Section 5.02 shall be permitted under this Section 5.01(h); provided that, solely with respect to this clause (iii), any such transaction shall be on terms that are no less favorable to any such Subsidiary than such Subsidiary would have obtained in a comparable arm's-length transaction with a Person not an Affiliate.

          (i)    Reporting Requirements. Furnish to the Agent:

              (i)  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and unaudited Consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, the chief accounting officer or the treasurer of the Borrower as having been prepared in accordance with GAAP and a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower as to compliance in all material respects with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

             (ii)  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders as to such audit report by Pricewaterhouse Coopers LLP or other independent public accountants of nationally recognized standing, certified by such accountants without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that, if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention, and a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower as to compliance in all material respects with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

            (iii)  promptly after the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer, the controller or the general counsel of the Company has knowledge of each Default continuing on the date of such statement, a statement of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

            (iv)  promptly after the sending or filing thereof, notice of the filing of all periodic reports that the Borrower sends to any of its securityholders, and notice of the filing of all reports, proxy statements and current reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

             (v)  promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries that, individually or taken as a whole, (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the financing transactions contemplated hereby and could reasonably be expected to have a reasonable likelihood of success;

            (vi)  such other information respecting the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole as any Lender through the Agent may from time to time reasonably request; and

           (vii)  such other approvals or documents as the Agent may reasonably request.

Financial statements required to be delivered by the Borrower pursuant to subclauses (i) and (ii) of this Section 5.01(i) shall be deemed to have been delivered on the date on which the Borrower posts reports containing such financial statements on its website on the Internet at www.sec.gov or at such other website identified by the Borrower in a notice to the Agent and that is accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in subclauses (i) through (v) of this Section 5.01(i) on the date (x) the information regarding the website where such financial information can be found is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Borrower and (y) such posting is notified to the Lenders (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).

          (j)    Use of Proceeds. The Borrower shall apply the proceeds of the Advances as set forth in Section 2.17.

        SECTION 5.02.    Negative Covenants.    So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

          (a)    Liens, Etc.    Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

              (i)  Permitted Liens,

             (ii)  purchase money Liens upon or in any real property, equipment or any fixed or capital assets acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property, equipment or assets or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, equipment or assets, in each case created within 180 days of any such acquisition or the completion of such construction or improvement, or Liens existing on such property, equipment or assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), or Liens securing capital lease obligations or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties other than the property, equipment or assets being acquired constructed or improved, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

            (iii)  the Liens existing on the Effective Date, except for (x) Liens exceeding $25,000,000 individually and not described on Schedule 5.02(a) hereto and (y) other Liens in an aggregate amount exceeding $50,000,000 and not described Schedule 5.02(a) hereto,

            (iv)  Liens on (x) property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and (y) any property existing at the time of its acquisition thereof by the Borrower or any of its Subsidiaries; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than (i) those of the Person so merged into or consolidated with the Borrower or such Subsidiary or (ii) such assets acquired by the Borrower or such Subsidiary or (iii) improvements on or proceeds of the assets described in clause (i) or (ii),

             (v)  Liens arising in connection with capital leases,

            (vi)  Liens securing Debt arising in connection with the sale or financing of accounts receivable in an aggregate amount not to exceed the lesser of (i) $350,000,000 and (ii) such amount as would not result in a default under, or the creation of any Lien under or in respect of, any Material Contract or any other agreement relating to Debt for Borrowed Money, incurred by the Borrower or any of its Subsidiaries at any time outstanding,

           (vii)  other Liens securing Debt which, together with Debt permitted under Section 5.02(c)(vi) below, does not exceed an aggregate principal amount of $100,000,000 at any time outstanding, and

          (viii)  the replacement, extension or renewal of any Lien permitted by clause (a)(iii) or (a)(iv) above or this clause (viii) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and any improvements on or proceeds of such property.

          (b)    Mergers, Dispositions, Etc.    Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (iii) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, (iv) any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it so long as the Person formed by such merger or consolidation shall be a Subsidiary of the Borrower, (v) as part of any sale or other disposition otherwise permitted by this Agreement, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, and (vi) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

          (c)    Subsidiary Debt.    Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

              (i)  Debt owed to the Borrower or to a wholly-owned Subsidiary of the Borrower,

             (ii)  Debt existing on the Effective Date and described on Schedule 5.02(c) hereto,

            (iii)  Debt secured by Liens permitted by Section 5.02(a),

            (iv)  Debt of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Debt is not created in contemplation of such merger, consolidation or acquisition,

             (v)  other Debt which, together with Debt secured by Liens permitted under Section 5.02(a)(vii) above, does not exceed an aggregate principal amount of $100,000,000 at any time outstanding,

            (vi)  endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

           (vii)  (A) Debt of the Borrower and its Subsidiaries owing to the seller in any purchase or acquisition otherwise permitted under this Agreement and (B) any Guaranteed Debt in respect thereof so long as such Debt does not, when taken together with all other Debt incurred pursuant to clause (A), exceed more than $100,000,000 in aggregate principal amount outstanding at any time; provided, however, that any Subsidiary may incur Debt pursuant to this clause (vii) in excess of $100,000,000 for a period of time not to exceed 30 consecutive days if such Debt is created or assigned in anticipation of a sale or any other disposition of a Subsidiary or in anticipation of the dividend or distribution or other spin-off transaction of the Capital Stock of such Subsidiary to the Borrower's shareholders permitted pursuant to Section 5.02(b)(v),

          (viii)  to the extent the same constitutes Debt, obligations in respect of net capital adjustments and/or earn-out arrangements pursuant to a purchase or acquisition otherwise permitted under this Agreement,

            (ix)  any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Debt permitted by clause (c)(ii), (iii), (iv), (vii) or (viii) above (or this clause (ix)); provided that the terms of any such extended, refunded or refinanced Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by this Agreement; provided, further, that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms, taken as a whole, of any such extended, refunded or refinanced Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable (and no more onerous) in any material respect to the Borrower and its Subsidiaries taken as a whole than the terms of any agreement or instrument governing such Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate,

             (x)  Debt in respect of Hedge Agreements to the extent such Hedge Agreements are permitted under Section 5.02(f) that does not exceed $25,000,000 in an aggregate principal amount outstanding at any time,

            (xi)  to the extent the same constitutes Debt, obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker's compensation claims and Debt in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business,

           (xii)  to the extent constituting Guaranteed Debt, indemnification obligations and other similar obligations of the Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Borrower or any of its Subsidiaries extended in the ordinary course of business,

          (xiii)  Guaranteed Debt with respect to payment obligations of any wholly-owned Subsidiary in respect of Debt permitted under this Section 5.02, and

          (xiv)  Debt owing to insurance companies to finance insurance premiums incurred in the ordinary course of business.

          (d)    Payment Restrictions Affecting Subsidiaries.    Directly or indirectly, enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries (other than an Immaterial Subsidiary) (x) to create or permit to exist any Lien on any of its property or assets, or (y) to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (including through a covenant restricting dividends, loans, asset transfers or investments or a financial covenant which has the effect thereof), other than an Immaterial Subsidiary, except (i) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement, instrument or other contractual arrangement (A) imposed or binding upon Eagle New Media Investments, LLC, Eagle Publishing Investments, LLC, or any Subsidiary established to insure risks of the Borrower and its Subsidiaries, including, without limitation, Multimedia Insurance Company or (B) listed on Schedule 5.02(d) hereof, and in effect on the date hereof (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations conditions and prohibitions are no more restrictive than those set forth in such existing indentures, agreements or instruments (including this Agreement), (ii) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and joint ventures and other agreements so long as such restrictions do not extend to assets other than those that are the subject of such lease, license, joint venture or other agreement, (iii) restrictions with respect to any asset or Subsidiary of the Company pending the close of the sale of such asset or such Subsidiary, (iv) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 5.02(a), (v) prohibitions or conditions under applicable law, rule or regulation, (vi) any agreement or instrument in effect at the time a Person first became a Subsidiary of the Borrower or the date such agreement or instrument is otherwise assumed by the Borrower or any of its Subsidiaries, so long as such agreement or instrument was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or such assumption, and (vii) any agreement or instrument entered into in connection with the sale or financing of accounts receivable.

          (e)    Speculative Hedge Agreements.    Engage, or permit any of its Subsidiaries to engage, in any transaction involving Hedge Agreements except in the ordinary course of business and not for speculative purposes.

        SECTION 5.03.    Financial Covenants.    So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

          (a)    Leverage Ratio.    Maintain, as of the end of each fiscal quarter occurring during any period set forth below, a Leverage Ratio of not greater than the amount set forth below for each such period set forth below:

Fiscal Quarter(s) ended	Ratio
On or prior to December 30, 2007	5.50:1
December 31, 2007 through December 27, 2009	5.00:1
December 28, 2009 through December 26, 2010	4.50:1
December 27, 2010 and thereafter	4.00:1

          (b)    Interest Coverage Ratio.    Maintain, as of the end of each fiscal quarter commencing with the fiscal quarter ended September 24, 2006, an Interest Coverage Ratio of not less than 2.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

        SECTION 6.01.    Events of Default.    If any of the following events ("Events of Default") shall occur and be continuing:

          (a)   The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

          (b)   Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (c)   (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (solely with respect to the existence of the Borrower), 5.01(i), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement (other than those referred to in clause (a) or (b) above) contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

          (d)   The Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder and provided that with respect to Hedge Agreements such amount shall be the then effective net payment obligations of the Borrower or any Subsidiary of the Borrower (other than an Immaterial Subsidiary) in respect of such Hedge Agreements) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (e)   The Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

          (f)    Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which payment for such judgment or order shall remain unsatisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Subsidiary from an insurer that is rated at least "A" by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

          (g)   Any Change in Control shall occur; or

          (h)   The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following which would be reasonably likely to have a Material Adverse Effect: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

          (i)    This Agreement or any Note shall cease to be legal, valid and binding obligations of Borrower, enforceable against the Borrower in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity) or the enforceability of this Agreement or any Note shall be contested by the Borrower;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

        SECTION 6.02.    Actions in Respect of the Letters of Credit upon Default.    If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Credit Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Credit Lenders and not more disadvantageous to the Borrower than the foregoing clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Revolving Credit Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. Upon the earlier of (i) no Event of Default continuing and (ii) all Letters of Credit having expired or been fully drawn upon, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower and deposited into the Borrower's Account for the Borrower's sole use.

ARTICLE VII

THE AGENT

        SECTION 7.01.    Authorization and Action.    Each Lender (in its capacity as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

        SECTION 7.02.    Agent's Reliance, Etc.    Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) except as expressly required herein, makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 7.03.    CNAI and Affiliates.    With respect to its Commitments, the Advances made by it and any Note or Notes issued to it, CNAI shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CNAI were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that CNAI or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the "Trust Indenture Act") in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder by or on behalf of CNAI in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than CNAI or an Affiliate of CNAI) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

        SECTION 7.04.    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        SECTION 7.05.    Indemnification.    (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments) ("Ratably"), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs, except to the extent any such Indemnified Cost is found in a final, non-appealable judgment to have resulted from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to Ratably reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          (b)   Each Revolving Credit Lender severally (but not jointly) agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender's Ratable Share of any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in its capacity as such in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank in its capacity as such hereunder or in connection herewith, in each case whether or not such investigation, litigation or proceeding is brought by any Lender, its directors, shareholders or creditors or the Agent is otherwise a party thereto, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, except to the extent any such Indemnified Cost is found in a final, non-appealable judgment to have resulted from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

          (c)   The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share or Ratably, as the case may be, of any amount required to be paid by the Lenders to the Agent or an Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or such Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender's share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower, together with any interest received thereon.

        SECTION 7.06.    Successor Agent.    The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent; provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonable satisfactory to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (ii) unless an Event of Default has occurred and is continuing, reasonably satisfactory to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        SECTION 7.07.    Other Agents.    Each Lender hereby acknowledges that none of the syndication agent, any Lead Arranger, any co-documentation agent or any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity (if any) as a Lender.

ARTICLE VIII

MISCELLANEOUS

        SECTION 8.01.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or participations in Letters of Credit, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and the Required Lenders and each Lender that has or is owed obligations under this Agreement that are modified by such amendment, waiver or consent, do any of the following: (i) increase any Commitment of such Lenders other than as provided in Section 2.18, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.07(b) or to waive any obligation of the Borrower to pay any increased interest pursuant to Section 2.07 or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

        SECTION 8.02.    Notices, Etc.    (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 435 North Michigan Avenue, 6th Floor, Chicago, IL 60611, Attention: Don Grenseko (Telecopier: 312-222-3148), with a copy to Sidley Austin LLP, at 1 South Dearborn Street, Chicago, Il 60603, Attention: Robert Lewis, Esq. (Telecopier: 312-853-7036); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i) or (ii) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise mutually agreed upon between the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          (b)   So long as CNAI or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i) and (ii) shall be delivered to the Agent in an electronic medium in a format mutually reasonably acceptable to the Borrower, the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders on a confidential basis by posting such notices on Intralinks or a substantially similar electronic system (the "Platform"). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

          (c)   Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

        SECTION 8.03.    No Waiver; Remedies.    No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 8.04.    Costs and Expenses.    (a) The Borrower agrees to pay promptly following demand, all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment (whether or not effective) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer and duplication expenses and (B) the reasonable fees and expenses of Mayer, Brown, Rowe & Maw LLP, special outside counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly following demand all reasonable and documented out-of-pocket costs and expenses of the Agent, the Lead Arrangers and the Lenders, if any (including, without limitation, reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

          (b)   The Borrower agrees to indemnify and hold harmless the Agent, each Lead Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, the Notes, this Agreement, any Letter of Credit, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The parties hereto also agree not to assert any claim for special, indirect, consequential or punitive damages against any other party hereto, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit.

          (c)   If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.10 or 2.12, the Borrower shall, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than lost profits) that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense (other than lost profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d)   In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Advance as, or to convert any portion of the principal amount of any Advance into, a Eurodollar Rate Advance) as a result of (i) any Advances not being made as Eurodollar Rate Advances in accordance with the Notice of Borrowing therefor or (ii) any Advances not being continued as, or converted into, Eurodollar Rate Advances in accordance with the notice of Conversion therefor, the Borrower shall, promptly following demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than lost profits) that it may reasonably incur as a result of such loss or expense, including, without limitation, any loss, cost or expense (other than lost profits) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (e)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

        SECTION 8.05.    Right of Set-off.    Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

        SECTION 8.06.    Binding Effect.    This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

        SECTION 8.07.    Assignments and Participations.    (a) Each Lender may, with the consent of the Agent, each Issuing Bank (in the case of any assignment of the Revolving Credit Commitments) and the Borrower (such consents not to be unreasonably withheld or delayed), and, if demanded by the Borrower pursuant to Section 8.15 upon at least five Business Days' notice to such Lender and the Agent, shall assign to one or more Persons all or a portion of its rights and obligations under any Facility under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that the consent of the Borrower shall not be required for assignments (i) of Term Advances, (ii) to any Lender or one or more of such Lender's affiliates and (iii) if a Default or Event of Default under clause (d) or (e) of Section 6.01 shall have occurred and be continuing; and provided, further, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement with respect to a Facility, the amount of the Commitment under such Facility of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than (x) $5,000,000, with respect to a Term Advance, or (y) $10,000,000, with respect to a Revolving Credit Advance, or, in each case, an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (C) each such assignment shall be to an Eligible Assignee, (D) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (E) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (F) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment (unless such fee shall otherwise be waived by the Agent), provided, however, that in the case of each assignment made as a result of a demand by the Borrower pursuant to Section 8.05, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender or an Affiliate of an existing Lender or shall otherwise be waived by the Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b)   By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (d)   The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e)   Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (f)    Each Lender that sells a participating interest in all or a portion of its rights and obligations under this Agreement to a participant shall, as agent of the Borrower solely for the purpose of this Section 8.07, record in book entries maintained by such Lender the name and the amount of the participating interest of each participant entitled to receive payments in respect of such participating interests.

          (g)   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, (i) the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender on substantially the same terms as provided in Section 8.08 and (ii) such Lender shall notify the Borrower of an such assignment or participation.

          (h)   Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

        SECTION 8.08.    Confidentiality.    Until the first anniversary of the date on which no Advance shall remain unpaid, no Letter of Credit is outstanding and no Lender shall have any Commitment hereunder, neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower or any of its Subsidiaries furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the "Borrower Information"), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates' employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Borrower Information and instructed to keep the Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent the Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower, and (viii) with the consent of the Borrower. Each Lender shall be deemed to have complied with this Section if it exercises the same degree of care with respect to the confidentiality of the Borrower Information as it accords to its own confidential information in accordance with safe and sound banking practices.

        SECTION 8.09.    Governing Law.    This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 8.10.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 8.11.    Jurisdiction, Etc.    (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment arising out of or relating to this Agreement or any Notes, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

          (b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State court or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        SECTION 8.12.    No Liability of the Issuing Banks.    The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) any Issuing Bank's willful failure to make lawful payment under a Letter of Credit after presentation to it of a draft and certificates, and at a time and place, strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

        SECTION 8.13.    Patriot Act Notice.    Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

        SECTION 8.14.    Waiver of Jury Trial.    Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

        SECTION 8.15.    Replacement of Lenders.    If (a) any Lender requests compensation under Section 2.11(a) or (b), (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (c) any Lender gives notice pursuant to Section 2.12 with respect to an occurrence or state of affairs not applicable to all Lenders or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and its Note, if any, to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

              (i)  the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(a) or the Agent shall have waived receipt of such fee in writing;

             (ii)  such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Note (including any amounts under Sections 2.11 and 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

            (iii)  in the case of any such assignment resulting from a claim for compensation under Section 2.11(a) or (b) or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

            (iv)  the assignee shall be an Eligible Assignee and shall agree to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07;

             (v)  any such replacement shall not be deemed to be a waiver of any rights that any party shall have against any other party; and

            (vi)  such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIBUNE COMPANY
By:	/s/ CHANDLER BIGELOW
	Name:	Chandler Bigelow
	Title:	Vice President and Treasurer
CITICORP NORTH AMERICA, INC., as Agent
By:	/s/ CAROLYN KEE
	Name:	Carolyn Kee
	Title:	Managing Director

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INITIAL LENDERS
CITICORP NORTH AMERICA, INC.
By:	/s/ CAROLYN KEE
	Name:	Carolyn Kee
	Title:	Managing Director
MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ STEPHEN B. PARAS
	Name:	Stephen B. Paras
	Title:	Vice President
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ TRACEY NAVIN EWING
	Name:	Tracey Navin Ewing
	Title:	Vice President

[SCHEDULES AND EXHIBITS OMITTED BUT WILL BE PROVIDED TO SECURITIES AND EXCHANGE COMMISSION UPON REQUEST]

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  Exhibit (b)(3)
CREDIT AGREEMENT